UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE RUBICON PROJECT, INC.

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The Rubicon Project, Inc.

12181 Bluff Creek Drive, 4th Floor

Los Angeles, California 90094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2016

The annual meeting of stockholders of The Rubicon Project, Inc. (the “company”) will be held at the company’s headquarters, located at 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094, on Thursday, May 26, 2016, at 12:00 noon local time, to consider and act upon the following matters:

1.	Election of two Class II directors to serve for the ensuing three years.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the current fiscal year.

3.	Transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on March 28, 2016 will be entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. The stock transfer books of the company will remain open following the record date.

By Order of the Board of Directors,

Brian W. Copple

Secretary

Los Angeles, California

April 13, 2016

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholders Meeting to be Held on May 26, 2016:

The company’s 2016 Proxy Statement and Annual Report for the fiscal year ended December 31, 2015 are available at http://www.astproxyportal.com/ast/18899.

The Rubicon Project, Inc.

12181 Bluff Creek Drive, 4th Floor

Los Angeles, California 90094

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2016

This proxy statement is provided in connection with the solicitation of proxies by the board of directors (the “board of directors” or “board”) of The Rubicon Project, Inc. (the “company” or “Rubicon Project”) for use at the Rubicon Project annual meeting of stockholders to be held at the company’s principal executive offices, located at 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094, on May 26, 2016 at 12:00 noon local time and at any postponement or adjournment thereof (the “Annual Meeting”). You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You can vote your shares without attending the Annual Meeting by appointing a proxy to vote your shares as explained below.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, we are furnishing proxy materials to our stockholders on the Internet and mailing printed copies of the proxy materials only to a limited number of our stockholders. If you have received a printed copy of these proxy materials by mail, you may simply complete, sign and return your proxy card by mail or follow the instructions on your proxy card to submit your proxy via the Internet or telephone. Stockholders receiving a Notice of Internet Availability of Proxy Materials by mail will generally not receive a printed copy of the proxy materials unless they specifically request a printed copy in accordance with the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials provides instructions as to how to (i) access and review the information contained in the proxy materials, (ii) submit voting instructions via the Internet or telephone or by mail, and (iii) request a printed copy of the proxy materials. Proxies must be received by 11:59 p.m. Pacific Time on May 25, 2016 to be counted. We intend to begin distributing our proxy materials to stockholders via paper copy mailing and the Notice of Internet Availability of Proxy Materials on or about April 13, 2016.

Each properly submitted proxy will be voted in accordance with the stockholder’s instructions contained therein. If no choice is specified, properly executed proxies that have not been revoked will be voted in accordance with the recommendations of the board of directors:

•	FOR election of each of the Class II directors of the company designated herein as the board’s nominees (see “Proposal 1 – Election of Directors” beginning at page 3 of this proxy statement); and

•	FOR ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the current fiscal year (see “Proposal 2 – Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm” beginning at page 15 of this proxy statement).

If you are a stockholder holding shares through a bank or broker (i.e. in street name), you may revoke a proxy you have given at any time before its exercise by entering new voting instructions via the Internet or telephone or by otherwise contacting your bank or broker by 11:59 p.m. Pacific Time on May 25, 2016; if you are a stockholder of record you may revoke a proxy you have given by delivery of written revocation or a subsequently dated proxy to our Secretary or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously executed proxy to be revoked unless you specifically request such revocation. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

The company will pay all costs of proxy solicitation. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Voting

On March 28, 2016, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 48,029,240 shares of our common stock, constituting all of our voting stock. Holders of our common stock are entitled to one vote per share. The holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Shares of our common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

You may vote FOR, AGAINST or ABSTAIN with respect to each director nominee (Proposal 1) and ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public account firm for the current fiscal year (Proposal 2). This is an uncontested election and our bylaws provide that a director nominee will be elected in an uncontested election only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” the nominee’s election, assuming a quorum is present. For the election of directors, shares of our common stock voting “abstain” and broker non-votes will be excluded from the vote and will not be counted in determining the outcome of a director nominee’s election, but will count for purposes of determining whether a quorum exists. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter, assuming a quorum is present, is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. For the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, broker non-votes are not considered shares entitled to vote on such matters and therefore have no effect on the voting, whereas abstentions are considered shares present and entitled to vote on such matters and thus will have the same effect as votes against.

Our board of directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons acting as proxies will vote, or otherwise act, in accordance with their judgment on such matters.

Broker Discretionary Voting

If you hold your shares in street name through a bank, broker, or other nominee, you should follow the instructions that you receive from your bank, broker, or other nominee regarding steps to take to instruct your bank, broker, or other nominee how to vote your shares. If you do not provide voting instructions, your bank, broker, or other nominee is permitted to use its own discretion and vote your shares on routine matters. However, for non-routine matters, your bank, broker, or other nominee does not have discretionary authority to vote your shares, so your failure to provide voting instructions will result in a “broker non-vote.” The election of directors is considered a non-routine matter, so brokers are not permitted to vote your shares with respect to that matter without receiving voting instructions from you.

Householding of Proxy Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy materials. This means that only one copy of our proxy materials or the Notice of Internet Availability of

Proxy Materials, as applicable, may have been sent to multiple stockholders in your household. We will promptly deliver a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate proxy statement and Annual Report, to you if you contact us by mail at The Rubicon Project, Inc., 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094, Attention: Corporate Secretary or by telephone at (310) 207-0272. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is classified into three classes (designated Class I, Class II and Class III), with members of each class holding office for staggered three-year terms. There are currently two Class I directors, whose terms expire at the 2018 annual meeting of stockholders; two Class II directors, whose terms expire at this Annual Meeting; and three Class III directors, whose terms expire at the 2017 annual meeting of stockholders, in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal.

Our process for nominating director candidates is described below under the caption “Director Candidate Nominating Procedures.” Our board of directors nominated incumbents Sumant Mandal and Robert F. Spillane to stand for election as Class II directors at the Annual Meeting. Each nominee has indicated his willingness to serve if elected, but if he is unable or unwilling to serve, proxies may be voted for a substitute nominee designated by our board of directors. Each nominee, if elected, will hold office until the 2019 annual meeting of stockholders, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

The table below lists the seven directors expected to continue in service following the Annual Meeting and their committee assignments. A summary of the background for each nominee and continuing incumbent is set forth after the table. These background summaries include the specific experience, qualifications, attributes, and/or skills that, together with the general characteristics and qualifications described below under the caption “Director Candidate Nominating Procedures,” contributed to our board’s conclusion that the person should serve as a director of the company.

			Committee Assignments
Name	Age(1)	Position	Audit	Compensation	Nominating & Governance	Member Since

Frank Addante	39	Chief Executive Officer and Chairman				April 2007

Lewis W. Coleman	74	Director	X	X		December 2015

Robert J. Frankenberg	68	Lead Director	X	X	X	April 2014

Sumant Mandal	46	Director	X	Chair		May 2007

Gregory R. Raifman	56	President and Director				May 2013

Robert F. Spillane	65	Director		X	Chair	April 2014

Lisa L. Troe	54	Director	Chair		X	February 2014

(1)	As of April 13, 2016

Director Nominees – Class II

Sumant Mandal has been a member of our board of directors since May 2007. Mr. Mandal has been a Managing Director at Clearstone Venture Partners, a leading early stage venture capital firm that has been the initial investor in companies such as Paypal, Netzero, MP3.com, Overture and many others, since 2004. Since June 2014, he has also been a Managing Director at March Capital Partners, an early stage venture capital firm. Mr. Mandal has been investing in technology businesses for over 12 years. He is co-founder of The Hive and The Fabric, companies that incubate and invest in early stage technology businesses. Mr. Mandal sits on the boards of multiple private companies where he is lead investor. Prior to his venture capital career, Mr. Mandal co-founded multiple businesses in the online media, energy and industrial systems sectors, both in the U.S. and India. Mr. Mandal is also a Charter Member of TiE, a not-for-profit global network of entrepreneurs and professionals. Mr. Mandal brings to the board a deep knowledge of the company, its business and history and years of experience in founding, investing in, and growing technology and online media businesses.

Robert F. Spillane joined our board of directors in connection with our initial public offering in April 2014. Since 1998, Mr. Spillane has been a Managing Principal at DigaComm, L.L.C., a private investment firm that leads early-stage venture capital transactions, primarily involving companies in technology and digital media. Mr. Spillane was formerly a Principal and President and CEO of the investment group DM Holdings, Inc., which was formed in 1991 to acquire Donnelley Marketing, Inc. from The Dun and Bradstreet Corporation. Donnelley Marketing was a leading direct marketing and information services company. Mr. Spillane served as President and CEO, and on the board of directors of Donnelley Marketing, Inc. Prior to joining DM Holdings, Mr. Spillane was the Executive Vice President of Diamandis Communications, Inc., then a leading consumer magazine publisher, formed in 1987 in a leveraged buyout of CBS Magazines from CBS Inc., and also served as a member of the Diamandis board of directors from 1987 to 1990. Prior to Diamandis, Mr. Spillane held various executive positions with CBS, Inc., including Senior Vice President Group Publisher, Vice President of Circulation, Vice President General Manager of the CBS Special Interest Magazine Group, and Vice President Sales and Marketing of Fawcett Books. His ten-year career at CBS culminated in service from 1985 to 1987 as Senior Vice President, Publishing of CBS Magazines. In that capacity, he was directly responsible for 10 magazines. From 1972 to 1977, Mr. Spillane held various positions with Chesebrough Ponds, Inc. Mr. Spillane also served on the board of directors of TVSM, Inc., a private media company, from 1992-1998. Mr. Spillane brings to the board expertise in the publishing and advertising businesses, as well as significant experience with operations and mergers and acquisitions.

Incumbent Directors – Class III

Lewis W. Coleman has been a member of our board of directors since December 2015. He is the retired Vice Chairman of DreamWorks Animation, a position he held from July 2014 to January 2015. Prior to that, he served in various executive-level positions with DreamWorks since December 2005, including as President from December 2005 to August 2014, Chief Financial Officer from February 2007 to September 2015, and acting Chief Accounting Officer from June to September 2014. Prior to joining DreamWorks, Mr. Coleman was the President of the Gordon and Betty Moore Foundation from its founding in November 2000 to December 2004. Prior to that, Mr. Coleman was a Senior Managing Director at Montgomery Securities and then President and Chief Operating Officer of its successor, Banc of America Securities, where he also served as Chairman from 1998 to 2000. Before then, Mr. Coleman spent ten years at Bank of America where he served as Vice Chairman and Chief Financial Officer. He spent the previous 21 years at Wells Fargo Bank, where his positions included Chief Credit Officer and Chairman of the Credit Policy Committee, and at Bank of California. Mr. Coleman currently serves on the board of directors of Immune Design, a publicly traded clinical-stage immunotherapy company focused on oncology, as well as DCI, LLC, a private fund management company, and he is the Chairman of the board of eBond Advisors, a private financial technology company. Mr. Coleman’s previous board experience includes Chiron Corporation, Regal Entertainment, Bank of America, DreamWorks Animation and Northrop Grumman, where he was the Lead Independent Director. Mr. Coleman brings to the board an extensive background in consumer media and technology, and successful track record of expanding businesses into emerging markets, as well as significant executive level and public company board experience.

Gregory R. Raifman has served as our President since January 2013 and has been a member of our board of directors since May 2013. Since November 2003, Mr. Raifman has served as the managing member of Momentum Sports Group, LLC, which owns and operates the UnitedHealthcare Pro Cycling Team. From February 2010 to October 2010, Mr. Raifman served as the Executive Chairman of LiveRail, Inc., a video ad exchange and real time bidding company. Mr. Raifman co-founded Mediaplex, Inc., a marketing technology solution company, in 1998, and from 1998 to 2001 Mr. Raifman served as the Chairman, Chief Executive Officer and President of Mediaplex, Inc. Mr. Raifman began his career as an attorney, specializing in M&A and corporate financings. Mr. Raifman brings to the board many years of experience in our industry, as well as significant experience as a public company officer and director.

Lisa L. Troe has been a member of our board of directors since February 2014. She is a Senior Managing Director and co-founder of Athena Advisors LLC, a business advisory firm, a position she has held since January 2014. From October 2005 to December 2013, Ms. Troe was a Senior Managing Director in the forensic and litigation consulting practice at FTI Consulting, Inc., a global business advisory firm. From January 1995 to October 2005, Ms. Troe served on the staff of the Division of Enforcement of the U.S. Securities and Exchange Commission’s Pacific regional office, including seven years as an enforcement branch chief and six years as regional chief enforcement accountant. Her career includes accounting positions in public and private companies and with a Big Four public accounting firm. Ms. Troe is a credentialed National Association of Corporate Directors Governance Fellow and member of the National Association of Corporate Directors, a CPA and member of the American Institute of CPAs. Ms. Troe brings to the board an extensive background in public company governance and oversight, enterprise risk and crisis management, and public company accounting and financial reporting, as well as a diverse experience with many industries allowing her to bring additional perspective to our board.

Incumbent Directors – Class I

Frank Addante is our founder and has served as our Chief Executive Officer since April 2007 and our Chief Product Architect from November 2014 to February 2016. He has been a member and Chairman of our board of directors since 2007. In 2002, Mr. Addante founded the email infrastructure provider StrongMail Systems, Inc. From January 1998 to November 2000, Mr. Addante was CTO and Technology Founder of L90, an Internet advertising company, where he pioneered one of the Internet’s first ad serving platforms, adMonitor. Mr. Addante started his Internet career with the creation of Starting Point, a search engine. As our Chief Executive Officer, Mr. Addante directs our management team in pursuit of our strategic, financial and operating goals. He brings to our board of directors thorough knowledge of our company and extensive experience in advertising automation and related systems engineering, innovation, and executive leadership.

Robert J. Frankenberg joined our board of directors in connection with our initial public offering in April 2014. Mr. Frankenberg has owned NetVentures, a management consulting and investment firm focused on the high tech industry, since 1996. He has served on the boards of directors of public companies Nuance Communications since March 2000, Polycom since October 2013, and Wave Systems since December 2011, and was a member of the board of directors of National Semiconductor until October 2011. He also serves on the boards of private companies Veracity Networks, SQLStream, and Sylvan Source, as well as the Sundance Institute board and the board of the Governor’s Office of Economic Development for the State of Utah. Prior to its sale in 2004, Mr. Frankenberg chaired Kinzan, a leading provider of Internet services platforms. Mr. Frankenberg was the chairman, president, and CEO of Encanto Networks from June 1997 to July 2000 when the company’s major business was sold to Avaya. Encanto was a leading provider of eBusiness software and services to small business. From April 1994 to August 1996, Mr. Frankenberg was the Chairman/CEO of Novell, a networking software company. Prior to Novell, Mr. Frankenberg was the Vice President & Group General Manager of Hewlett-Packard’s Personal Information Products Group, responsible for HP’s personal computer, server, networking, office software, calculator, and consumer product lines. Mr. Frankenberg joined Hewlett-Packard in 1969 as a manufacturing technician, later became a design engineer, software designer, project manager, engineering and marketing executive, and general manager. He became a corporate vice president in 1990 and general manager of the Personal Information Products Group in 1991. He served in the US Air Force from 1965 to 1969. Mr. Frankenberg previously served on various other boards, including for America OnLine (AOL), and holds several computer design patents. He brings to the board a deep knowledge of software, computer networks and systems, business operations, the technology industry, and public company governance and board service.

Vote Required and Recommendation of our Board of Directors

Our bylaws provide that, in an uncontested election, each director nominee must receive a majority of votes cast in order to be elected to our board of directors. A “majority of votes cast” means the number of shares voted “FOR” a director nominee exceeds the number of shares voted “AGAINST” that director nominee. Each of our director nominees currently serves on the board. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board as a “holdover director.” Our Corporate Governance Guidelines provide that each incumbent director nominee who is not re-elected is expected to submit to the board his or her resignation from our board of directors and all committees thereof. The nominating & governance committee, composed entirely of independent directors, will evaluate and make a recommendation to the board with respect to any submitted resignation and the board must decide whether to accept or reject the resignation, or to take other action, within 90 days following certification of the stockholder vote. No director may participate in the nominating & governance committee or the board’s consideration of his or her own resignation.

The Board of Directors recommends a vote FOR the election of each of Messrs. Mandal and Spillane as Class II directors.

CORPORATE GOVERNANCE

Director Independence

Rubicon Project is listed on the New York Stock Exchange, which requires that a majority of a listed company’s board of directors be independent. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating/corporate governance committees be independent. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if the board of directors affirmatively determines that the director has no material relationship with the company.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has any material relationships with us. As a result of this review, our board of directors has determined that Ms. Troe and Messrs. Coleman, Frankenberg, Mandal and Spillane are independent directors as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange for purposes of service on the board and its committees.

Audit committee members must also satisfy the additional, heightened independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provides that a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries.

Members of our compensation committee must also satisfy the additional, heightened independence criteria set forth under Rule 10C-1 of the Exchange Act and under the rules and regulations of the New York Stock Exchange. In determining independence for these purposes, a listed company’s board of directors must consider: (i) the source of all compensation paid by the company to a director serving on the compensation committee, other than compensation for serving on the board, including any consulting, advisory or other fees; and (ii) whether the director is an affiliated person of the listed company, any of its subsidiaries or any affiliate of a subsidiary.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors will determine in its discretion from time to time whether the roles of Chairman and Chief Executive Officer should be combined or separated. Because our board believes that strong, independent board leadership is a critical aspect of effective corporate governance, and to promote open discussion among our non-management directors, our Corporate Governance Guidelines provide that, when the Chairman is a non-independent director, the independent directors will designate an independent director to act as Lead Director.

The responsibilities of the Lead Director include: (1) preside at executive sessions of the board in place of the Chairman, as well as at meetings of the board at which the Chairman is not present and meetings of independent or non-management directors; (2) approve information sent to the board; (3) approve the agenda and schedule for board meetings at which the Lead Director will preside, as well as other board meetings if the Chief Executive Officer and Chairman are the same person; (4) serve as liaison between the independent directors and the Chairman and/or Chief Executive Officer on sensitive matters; (5) be available for consultation and communication with major stockholders upon request; and (6) call executive sessions of our board and independent or non-management directors.

Our board believes that it is currently in Rubicon Project’s best interests to have Mr. Addante serve as both Chairman and Chief Executive Officer. Mr. Addante’s wealth of knowledge regarding our operations and the markets in which we compete positions him to best identify matters for board review and deliberation and to serve as a bridge between management and our board, which helps both groups act with a common purpose. Additionally, the combined role of Chairman and Chief Executive Officer facilitates centralized board leadership in one person to provide clarity about accountability. The independent directors have selected Robert J. Frankenberg to serve as Lead Director because of his significant experience as both an executive officer and director and his familiarity with technology companies and public company governance and board operation.

Our board believes that a single leader serving as Chairman and Chief Executive Officer, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for our board at this time. Our board periodically reviews its leadership structure and reserves the right to adopt a different leadership structure in the future.

Board and Committee Meetings

In 2015, our board of directors met seven times, the audit committee met 12 times, the compensation committee met seven times, and the nominating & governance committee met six times. The independent directors met in executive sessions without management in connection with three of the board meetings, ten of the audit committee meetings, three of the compensation committee meetings, and one of the nominating & governance committee meetings. During 2015, each continuing director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which the director then served.

Our Corporate Governance Guidelines call for us to schedule annual meetings of stockholders to coincide when possible with one of the four regular quarterly board meetings. Directors are expected to attend the annual stockholders’ meeting absent unusual circumstances. A copy of the Guidelines is posted on the “Corporate Governance” section of our Investor Relations website at http://investor.rubiconproject.com. All of our continuing directors attended the 2015 annual meeting.

Board Committees

Our board of directors has established three standing committees – audit, compensation, and nominating & governance – each of which operates under a written charter that has been approved by our board. Committee membership is indicated in the table above on page 3. A current copy of each committee’s charter is posted on the “Corporate Governance” section of our Investor Relations website at http://investor.rubiconproject.com. Each committee reviews and evaluates, at least annually, the performance of the committee and its members and the adequacy of its charter.

Audit Committee

The audit committee is responsible for, among other things, providing assistance to the board of directors in fulfilling its oversight responsibilities regarding the integrity of our financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes, including our systems of internal accounting and financial controls, the performance of our internal audit function and our independent registered public accounting firm, and our financial policy matters. The audit committee approves the services performed by our independent registered public accounting firm and reviews their reports regarding our accounting practices and systems of internal control over financial reporting, as applicable. The audit committee also oversees the audit efforts and confirms the independence of our independent registered public accounting firm. Our board of directors has determined that each member of our audit committee satisfies SEC requirements for independence and the independence and financial literacy requirements of the New York Stock Exchange. Our board of directors has also determined that each of Ms. Troe and Messrs. Coleman and Frankenberg qualifies as an “audit committee financial expert,” as defined in the SEC rules.

Compensation Committee

The compensation committee is responsible for, among other things, overseeing our overall compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee also reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, sets the compensation of these officers based on such evaluations and reviews, and, except with respect to his own compensation, based on the recommendation of the Chief Executive Officer, recommends to the board of directors any employment-related agreements and any proposed severance arrangements or change in control or similar agreements with these officers. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee is also responsible for the preparation of a report on executive compensation, when and as required by the SEC rules, to be included in our Annual Report and annual proxy statement. Our board of directors has determined that each member of our compensation committee satisfies the requirements for independence under the rules and regulations of both the New York Stock Exchange and the SEC, and is an outside director for purposes of Section 162(m) of the Internal Revenue Code, and a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

The compensation committee has the authority, in its sole discretion, to retain or obtain the advice of such consultants, outside counsel and other advisers as it determines appropriate to assist it in the full performance of its functions, at the Company’s expense. In December 2014, the compensation committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to act as its independent compensation consultant and Semler Brossy continues to serve in that capacity. Semler Brossy exclusively provides analysis and advice regarding our executive compensation practices, including with respect to the amount and form of executive and non-employee director compensation. A representative of Semler Brossy attends meetings at which the compensation committee undertakes significant review of, and/or action with respect to, executive officer or non-employee director compensation. Semler Brossy also consults regularly with the Chair of the compensation committee. Semler Brossy reports directly and solely to the compensation committee and performs compensation consulting services for the compensation committee at its request. Semler Brossy is not engaged to perform services directly for our management. The compensation committee has concluded that no conflict of interest exists with respect to its engagement of Semler Brossy nor are there other factors that would adversely impact Semler Brossy’s independence in advising the compensation committee under applicable SEC and New York Stock Exchange rules. The compensation committee reached this conclusion after considering the following six factors, as well as Semler Brossy’s views regarding its independence and other information the compensation committee deemed relevant: (i) the provision of other services to us by Semler Brossy; (ii) the amount of fees received from us by Semler Brossy, as a percentage of the total revenue of Semler Brossy; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultants with a member of the compensation committee; (v) any of our stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultants or Semler Brossy with any of our executive officers.

Nominating & Governance Committee

The nominating & governance committee is responsible for, among other things, developing and recommending to the board of directors criteria for identifying and evaluating candidates for directorships and making recommendations to the board of directors regarding candidates for election or reelection to the board of directors at each annual stockholders’ meeting. In addition, the nominating & governance committee is responsible for overseeing our Corporate Governance Guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. The nominating & governance committee also is responsible for making recommendations to the board of directors concerning the structure, composition and function of the board of directors and its committees. Our board of directors has determined that each member of our nominating & governance committee satisfies the requirements for independence under the rules and regulations of the New York Stock Exchange.

Director Candidate Nominating Procedures

The process followed by the nominating & governance committee to identify and evaluate director candidates includes requests for recommendations (which may include through retained third-party search firms, as well as less formal methods such as personal contacts), committee meetings from time to time to evaluate biographical information and material relating to potential candidates, and interviews of candidates by board members.

In identifying and evaluating director candidates and determining whether to nominate any particular candidate, the nominating & governance committee considers the director candidates’ specific experience, qualifications, attributes and skills, together with the following general characteristics and qualifications, which are set forth in our Corporate Governance Guidelines:

●	highest personal and professional ethics, integrity and values;

●	independent, creative and disciplined thought processes;

●	practical wisdom and mature judgment;

●	broad training and experience at the policy-making or strategic level;

●	a record of achievement and expertise that is useful to the company and complementary to the background and experience of other board members, so that a useful balance of members on the board can be achieved and maintained;

●	willingness to devote the required amount of time to carrying out the duties and responsibilities of board membership;

●	commitment to serve on the board over a period of several years to develop knowledge about the company;

●	unless management directors, independence under relevant standards; and

●	diversity of occupational and personal backgrounds among the members of the board.

While the nominating & governance committee does not have a formal policy regarding board diversity, it is a factor that the nominating & governance committee takes into account in identifying director nominees. The nominating & governance committee believes that diversity is important because different points of view and varied board member backgrounds and practical experience can contribute to the quality of the board’s operations and decision-making, and assesses board diversity, among other things, in its periodic assessment of the composition, operation, and effectiveness of the board.

The nominating & governance committee does not assign specific weights to particular criteria, but does believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will facilitate our board’s fulfillment of its responsibilities.

Stockholders may recommend individuals to the nominating & governance committee for consideration as potential director candidates and inclusion in our proxy statement for the 2017 annual meeting of stockholders by submitting their names, together with appropriate biographical information and background materials. Such information should be sent to the Nominating & Governance Committee, c/o Corporate Secretary, The Rubicon Project, Inc., 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating & governance committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for other candidates. If our board determines to nominate a stockholder-recommended candidate, then his or her name will be included in our proxy materials, including our proxy card, for the 2017 annual meeting of stockholders.

Communicating with the Independent Directors

Stockholders and other interested parties who wish to communicate on any topic with our board, or with a specific director or directors, including the Lead Director or the independent directors as a group, may address such communications to our Board of Directors c/o Corporate Secretary, The Rubicon Project, Inc., 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094.

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Lead Director, or the Chair of the nominating & governance committee, with the assistance of our General Counsel and Chief Financial Officer, is primarily responsible for reviewing communications from stockholders and for providing copies or summaries to the other directors as considered appropriate. In accordance with the procedures outlined in Rubicon Project’s Corporate Governance Guidelines, communications (or summaries thereof) that relate to corporate governance, long-term corporate strategy, and other important substantive matters should be forwarded to the other directors, unless there is a compelling reason not to forward such communications. In general, the director that reviews such communications may decline to forward communications that relate to ordinary business affairs or personal grievances, or are repetitive or duplicative, unless there is a compelling reason to forward such communications.

Board’s Role in Risk Oversight

Our board of directors exercises oversight of risk management consistent with its duty to direct the management of the business and affairs of the company. The audit committee, pursuant to its charter, is responsible for reviewing company practices with respect to risk assessment and risk management. The audit committee works directly with members of senior management and the company’s internal audit staff to fulfill this responsibility and reports as appropriate to our board. Our board’s other committees also participate in risk oversight by considering risk aspects of matters within the scope of their responsibilities.

Oversight of risk is also effected by our board as a whole in various ways.

•	The board reviews the structure and operation of various departments and functions of the company. In those reviews, the board discusses with management risks affecting those departments and functions and management’s approaches to mitigating those risks.

•	The board reviews and approves each year’s operating plan and budget, and these reviews cover risks that could affect the plan and measures to cope with those risks.

•	In its review and approval of our Annual Reports on Form 10-K, the board reviews and discusses with management the company’s business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis” sections of the document. The audit committee conducts a similar process quarterly in connection with the preparation of Quarterly Reports on Form 10-Q.

•	When the board reviews particular transactions and initiatives that require board approval as a legal matter, or that otherwise merit board involvement, the board generally includes related risk analysis and mitigation plans among the matters addressed with management.

The day-to-day identification and management of risk is the responsibility of the company’s management. As the market environment, industry practices, regulatory requirements, and the company’s business evolve, it is expected that management and our board will respond with appropriate adaptations to risk management and oversight.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. The full text of our Code of Business Conduct and Ethics is posted on the

“Corporate Governance” section of our Investor Relations website at http://investor.rubiconproject.com. We intend to post any amendment to our Code of Business Conduct and Ethics, and any waivers of the Code for directors and executive officers, on the same website.

Policy Against Hedging and Pledging

We recognize that hedging against losses in company shares may disturb the alignment between stockholders and employees that our equity awards are intended to build. Accordingly, we have incorporated prohibitions on various hedging activities within our Insider Trading Policy, which applies to directors, officers and other employees who we have designated as insiders. The policy prohibits all transactions that are designed to hedge or offset any decrease in the market value of our securities, including prepaid variable forward contracts, equity swaps, futures, collars, exchange funds, options, puts, and calls and purchases or sales of puts or calls for speculative purposes.

Compensation Committee Interlocks and Insider Participation

Messrs. Coleman, Frankenberg, Mandal, and Spillane, as well as former director Jarl Mohn, who did not stand for re-election at our 2015 annual meeting, served on our compensation committee at some point during the last completed fiscal year. None of the members of our compensation committee is or has at any time been an officer or employee of Rubicon Project. There are no interlocking relationships (and there were no such interlocking relationships during 2015) between our board of directors, executive officers or our compensation committee and the board of directors, executive officers or the compensation committee of any other company.

DIRECTOR COMPENSATION

Each non-employee director is compensated for service on our board through a combination of annual cash retainers and equity awards. In order to align the interests of non-employee directors and stockholders, equity awards constitute a substantial majority of total director compensation.

Directors are reimbursed for travel, food, lodging and other expenses directly related to their activities as directors, such as attendance at board or committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws.

Annual Cash Fees

Our non-employee directors receive annual retainer fees as described in the table below for board and committee service. The fees are paid in four equal quarterly advance installments and prorated for any partial year of board service.

Position	Retainer
Board Member	$30,000
Audit Committee Chair	20,000
Compensation Committee Chair	12,500
Nominating & Governance Committee Chair	7,500
Audit Committee Member	10,000
Compensation Committee Member	5,000
Nominating & Governance Committee Member	3,500
Lead Director	15,000

Equity Awards

Equity compensation for non-employee directors consists of (i) an initial equity award with a calculated value of $450,000 for each newly-elected or appointed non-employee director, and (ii) annual awards with a calculated value of $175,000. The first annual award for non-employee directors who join the board at any time other than the date of an annual meeting is subject to proration for the partial year of service ending on the next annual meeting. An initial equity award is granted at the time a non-employee director joins the board, or, if such time is during a regularly scheduled corporate blackout period under our Insider Trading Policy, upon termination of such blackout period. Annual awards are granted following each regular annual meeting of stockholders.

Each equity award consists of stock options for a number of shares determined by dividing half of the calculated value of the award by the fair value of a single option on the grant date as determined for financial accounting purposes, and restricted stock units covering a number of shares determined by dividing half of the calculated value of the award by the closing price of a share of our common stock on the grant date. Stock options are granted with a per share exercise price equal to the closing price of a share of our common stock on the grant date.

Initial equity awards vest, subject to continued board service, in three equal annual increments, on the first, second, and third anniversaries of the date of commencement of board service or, if earlier, upon (but effective immediately prior to) the occurrence of a change in control of the company. Annual equity awards vest, subject to continued board service, on the first anniversary of the date of grant or, if earlier, upon the occurrence of either (1) a change in control of the company (effective immediately prior thereto) or (2) the first regular annual meeting following the grant of such annual equity awards. In addition, if a non-employee director ceases board service for any reason other than removal for cause before vesting in full of equity awards, then the stock options and restricted stock units comprising that director’s awards vest with respect to a pro-rata portion of the underlying shares (up to but not exceeding the number of unvested shares remaining subject to such awards) determined based upon the period of board service. Vesting of equity awards will cease, and unvested equity awards will lapse, upon a recipient’s removal for cause from board service.

Director Equity Retention Guidelines

Under equity retention guidelines implemented by the board in April 2016, each director is required to accumulate within five years from the later of the date the guidelines were implemented and the date of commencement of service for a new director, and thereafter to retain for the duration of board service, an amount of equity equal to five times the director’s base board cash compensation. Equity that counts toward the ownership requirement includes: (1) shares owned outright by the director or beneficially owned by the director by virtue of being held by a member of the director’s immediate family members residing in the same household or in a trust for the benefit of the director or his or her immediate family residing in the same household; (2) shares held in qualified plans or IRAs; (3) vested shares (or vested restricted stock units) deemed to be held in non-qualified plans; (4) the in-the-money portion of vested stock options; and (5) unvested time-based restricted shares (or restricted stock units). Until the minimum level of company equity is achieved, a director is prohibited from selling or otherwise transferring beneficial ownership of more than one-half of: (a) the vested after-tax shares of our common stock obtained as a result of the vesting of any restricted stock or restricted stock unit award made after implementation of the equity retention guidelines; or (b) the shares of our common stock subject to the vested portion of any stock option award made after implementation of the equity retention guidelines, net of any shares surrendered or sold to cover exercise price and/or income tax resulting from the exercise.

2015 Director Compensation Table

The following table sets forth all compensation provided to our non-employee directors for 2015.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Option Awards(2)(4) ($)	Total ($)
Lewis W. Coleman(5)	1,957	—	—	1,957

Robert J. Frankenberg	59,518	87,508	87,506	234,532

Sumant Mandal(6)	52,500	87,508	87,506	227,514

Robert F. Spillane	41,583	87,508	87,506	216,597

Jarl Mohn(7)	18,125	—	—	18,125

Lisa L. Troe	53,500	87,508	87,506	228,514

(1)	Consists of annual board retainer and fees for service as a committee chair, committee member, or Lead Director, as the case may be. See the narrative disclosure above for a description of such fees.
(2)	In accordance with the rules of the SEC, the amounts shown for the stock awards and option awards are the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” but excluding the effect of estimated forfeitures. The company’s stock awards valuation approach and related assumptions are described in Note 2 “Organization and Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 13 “Stock-Based Compensation” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The reported amounts do not necessarily reflect aggregate income that may be recognized by the individual for income tax purposes upon vesting of awards or sale of shares, or the value that may be realized by the individual upon sale of shares, which amounts will depend upon the fair market value of the shares at the times that the awards vest and shares are sold and may be more or less than the amount shown.
(3)	Stock awards consist of an annual award of 4,886 restricted stock units issued in May 2015 to each director other than Messrs. Coleman and Mohn (who were not members of the board at the time of these awards), with an aggregate grant date fair market value as described in footnote 2 of $87,508. As of December 31, 2015, the aggregate number of shares of our common stock covered by stock awards held by each of our non-employee directors was: 14,886 for Messrs. Frankenberg, Mandal and Spillane and Ms. Troe; and zero for Messrs. Coleman and Mohn.
(4)	Option awards include an annual award of options for 11,759 shares with an exercise price of $17.91 per share issued in May 2015 to each director other than Messrs. Coleman and Mohn, with an aggregate grant date fair market value as described in footnote 2 of $87,506. As of December 31, 2015, the aggregate number of shares of our common stock covered by stock options held by each of our non-employee directors was: 54,151 for Messrs. Frankenberg, Mandal and Spillane and Ms. Troe; and zero for Messrs. Coleman and Mohn.
(5)	Mr. Coleman was appointed to our board of directors in December 2015. Mr. Coleman’s initial equity awards were granted upon the termination of the regular quarterly blackout period under our Insider Trading Policy in March 2016.
(6)	Mr. Mandal’s equity compensation for board service is beneficially owned by Clearstone Venture Management III, LLC, which is the general partner of the Clearstone entities that own shares of our stock, as described below in “Common Stock Ownership of Certain Beneficial Owners and Management.”
(7)	Mr. Mohn did not stand for re-election at last year’s annual meeting due to the demands of his position as President and Chief Executive Officer of National Public Radio.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2010. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board of directors believes it is advisable as a matter of good corporate governance to give stockholders an opportunity to ratify this selection. If this proposal is not ratified at the Annual Meeting, the audit committee may (but will not be required to) reconsider its selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed for audit and other services provided in the last two fiscal years by our independent registered public accounting firm, PricewaterhouseCoopers LLP, are as follows:

Fee Category	2015	2014
Audit Fees(1)	$1,689,350	$1,842,845
Audit-Related Fees(2)	108,629	—
Tax Fees(3)	42,117	79,387
All Other Fees(4)	3,600	3,600

Total	$1,843,696	$1,925,832

(1)	Audit Fees cover professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, and services normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees for 2014 included fees of $516,785 related to our initial public offering, comfort letter, consents and reviews of other documents filed with the SEC.
(2)	Audit-Related Fees cover assurance and related services that are reasonably related to the performance of audit or review of our financial statements and not reported as Audit Fees.
(3)	Tax Fees cover tax compliance, advice, and planning services and consisted primarily of review of consolidated federal income tax returns and foreign tax issues.
(4)	All Other Fees in 2015 and 2014 related to license fees for accounting research software.

Pre-Approval Policy and Procedures

The audit committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services that are to be provided by our independent registered public accounting firm. The audit committee will not approve non-audit services that the independent registered public accounting firm is not permitted to perform under the rules of the SEC and Public Company Accounting Oversight Board.

On an annual basis, the independent registered public accounting firm will propose to the audit committee an audit plan and engagement letter describing the services the auditor expects to provide and related fees. The final engagement letter and fees agreed by Rubicon Project acting pursuant to the direction of the audit committee, and all of the services covered by the final engagement letter, will be considered pre-approved by the audit committee.

The audit committee or the Chair of the audit committee acting by delegated authority will approve, if necessary, any changes in terms, conditions and fees under the engagement letter resulting from changes in the audit scope, company structure or other matters.

The audit committee has delegated to the Chair of the audit committee the authority to approve on a case-by-case basis any audit or non-audit services, in amounts up to $200,000 (1) per engagement, (2) per additional category of services, or (3) in excess of pre-approved amounts for the specified service. The Chair then reports any services so approved to the audit committee at its next regularly scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The audit committee of Rubicon Project’s board of directors is composed of four members and acts under a written charter that has been approved by Rubicon Project’s board of directors. The members of the audit committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations. The audit committee has reviewed and discussed the audited financial statements with management, and has discussed with Rubicon Project’s independent registered public accounting firm (the “independent accounting firm”) the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board.

The audit committee has also received the written disclosures and the letter from the independent accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent accounting firm its independence.

Management is responsible for the company’s financial reporting process and the system of internal controls, including internal control over financial reporting, and procedures designed to promote compliance with accounting standards and applicable laws and regulations. The independent accounting firm is responsible for the audit of the consolidated financial statements. The audit committee’s responsibility is to monitor and oversee these processes and procedures. The members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The audit committee relies, without independent verification, on the information provided by and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The audit committee also relies on the opinion of the independent accounting firm on the consolidated financial statements. The independent accounting firm is not required to attest to the effectiveness of the company’s internal control over financial reporting until the company’s first Annual Report required to be filed with the SEC following the later of the date the company is deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act, or the date the company is no longer an “emerging growth company,” as defined in the Jumpstart Our Businesses Act of 2012.

The audit committee’s meetings facilitate communication among the members of the audit committee, management, the internal auditors, and the independent accounting firm. The audit committee separately met with each of the internal auditors and independent accounting firm, with and without management, to discuss the results of their examinations and their observations and recommendations regarding Rubicon Project’s internal controls. The audit committee also met separately with management.

Based on its discussions with management and the independent accounting firm, and its review of the representations and information provided by management and the independent accounting firm, the audit committee recommended to Rubicon Project’s board of directors that Rubicon Project’s audited financial statements for the fiscal year ended December 31, 2015 be included in Rubicon Project’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

By order of the audit committee of the board of directors of Rubicon Project,

AUDIT COMMITTEE

Lisa L. Troe, Chair

Lewis W. Coleman

Robert J. Frankenberg

Sumant Mandal

EXECUTIVE OFFICERS

The table below sets forth certain information regarding our executive officers.

Name	Age(1)	Position
Frank Addante	39	Chief Executive Officer and Director (Chairman of the Board)
Gregory R. Raifman	56	President and Director
Todd Tappin	54	Chief Operating Officer and Chief Financial Officer
David L. Day	54	Chief Accounting Officer
Brian W. Copple	55	General Counsel and Corporate Secretary

(1)	As of April 13, 2016

Frank Addante. See “Proposal 1: Election of Directors” for Mr. Addante’s biography.

Gregory R. Raifman. See “Proposal 1: Election of Directors” for Mr. Raifman’s biography.

Todd Tappin has served as our Chief Operating Officer and Chief Financial Officer since January 2013. Mr. Tappin served as the Chief Executive Officer of TrueX, a leader in engagement and value exchange advertising, from October 2010 to January 2013. Prior to that, Mr. Tappin served as Managing Director of The Gores Group, a Los Angeles, California based private equity firm from January 2009 to October 2010. Previously, Mr. Tappin was founding Chief Financial Officer of Helio, Inc., a telecommunications company, and the founding Chief Financial Officer of Overture, the pioneer of paid search, where he led Overture’s initial public offering and follow-on offering and led the sale of Overture. Prior to Overture, Mr. Tappin spent six years as a senior executive at certain subsidiaries of News Corporation, a global media conglomerate, which were subsequently spun out as 21st Century Fox. Mr. Tappin ultimately held three simultaneous positions as the Senior Vice President of Finance for Twentieth Century Fox Home Entertainment, the Senior Vice President of Finance for Fox Interactive, and General Manager for Twentieth Century Fox Home Entertainment, Canada. Mr. Tappin has served on the board of directors of Spin Master, Inc., a leading global children’s entertainment company listed on the Toronto Stock Exchange, since May 2015.

David L. Day has served as our Chief Accounting Officer since March 2013. From May 2011 to March 2013, Mr. Day served as the Chief Accounting Officer at ReachLocal, Inc., a public company servicing small and medium-sized businesses as their digital ad agency. Prior to that, Mr. Day provided finance and accounting-related consulting services to technology and telecommunications companies and was co-founder of SignJammer Corporation, a start-up in the out-of-home advertising market, from 2008 to 2011. His career also includes experience as Vice President of Finance for Spot Runner, a technology-based ad agency for small and medium-sized business, Senior Vice President of Finance for Yahoo Search Marketing, Senior Vice President of Finance and Corporate Controller of Overture, and public accounting experience with PricewaterhouseCoopers and Arthur Andersen.

Brian W. Copple has served as our General Counsel since July 2013. Previously, Mr. Copple served as General Counsel and Corporate Secretary of two other publicly traded companies: Eclipsys Corporation, a provider of electronic health record software and related services to hospitals, from May 2005 until December 2010, and Exult, Inc., a provider of business process outsourcing services, from February 2000 until January 2005. Prior to his service at Exult, Inc., Mr. Copple practiced law for 11 years with Gibson, Dunn & Crutcher LLP, including three years as a partner. Before joining Rubicon Project, Mr. Copple was engaged in private law practice from January 2011 to April 2012, and served as General Counsel and Corporate Secretary of Accumen, Inc. from April 2012 to July 2013.

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

The following tables and narratives describe the 2015, 2014 and 2013 compensation provided to our named executive officers, Frank Addante, Gregory R. Raifman, and Todd Tappin.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(1)(2) ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)
Frank Addante	2015	507,500	(4)	—	3,108,542		695,375	808,158	—		5,119,575
Chief Executive	2014	388,750		—	9,938,671	(5)	—	739,500	—		11,066,921
Officer	2013	280,000		2,013	—		—	265,507	—		547,520

Gregory	2015	453,583	(4)	—	2,057,442		460,247	714,004	—		3,685,276
R. Raifman	2014	403,500		—	5,798,525		—	434,496	29,217	(6)	6,665,738
President	2013	279,615		—	—		3,936,539	152,011	81,503	(6)	4,449,668

Todd Tappin	2015	442,917	(4)	—	1,967,990		440,237	698,312	—		3,549,456
Chief Operating	2014	390,000		—	5,205,625		—	445,760	—		6,041,385
Officer & Chief Financial Officer	2013	279,615		—	—		2,974,324	130,730	—		3,384,669

(1)	In accordance with the rules of the SEC, these amounts are the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, but excluding the effect of estimated forfeitures. The company’s stock awards valuation approach and related assumptions are described in Note 2 “Organization and Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 13 “Stock-Based Compensation” to the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The reported amounts do not necessarily reflect aggregate income that may be recognized by the individual for income tax purposes upon vesting of awards or sale of shares, or the value that may be realized by the individual upon sale of shares, which amounts will depend upon the fair market value of the shares at the times that the awards vest and shares are sold and may be more or less than the amount shown.
(2)	A portion of the awards are performance-based restricted stock. The value of the performance-based restricted stock included in the table, based upon assumptions regarding the probable outcome of the applicable performance conditions, is: (a) for 2015, $1,718,543 for Mr. Addante, $1,137,449 for Mr. Raifman, and $1,087,996 for Mr. Tappin; and (b) for 2014, $1,315,000 for Mr. Addante, $1,216,375 for Mr. Raifman, and $1,150,625 for Mr. Tappin. If we had assumed the highest level of performance conditions will be achieved, the value of such awards would have been: (a) for 2015, $2,085,007 for Mr. Addante, $1,379,999 for Mr. Raifman, and $1,320,001 for Mr. Tappin; and (b) for 2014, $1,622,000 for Mr. Addante, $1,500,350 for Mr. Raifman, and $1,419,250 for Mr. Tappin.
(3)	Cash incentive amounts earned by the named executive officers for service during the year, including amounts paid subsequent to that year based upon performance during that year.
(4)	Increases in base salary were effective February 1, 2015. Represents 11 months of base salary at annual rates of $515,000 for Mr. Addante, $455,000 for Mr. Raifman, and $445,000 for Mr. Tappin, and one month of base salary at annual rates of $425,000 for Mr. Addante, $438,000 for Mr. Raifman, and $420,000 for Mr. Tappin.
(5)	In determining Mr. Addante’s 2014 restricted stock awards, the compensation committee considered, among other things, the fact that Mr. Addante had not received any equity incentive awards since founding the company in 2007 and that his total compensation package (which to that point had lacked any stock or option awards) was below that of other chief executive officers at comparable companies. See “One-Time Initial Public Offering Related Increases to Compensation.”
(6)	Relocation expenses, including rental of a corporate apartment.

Outstanding Equity Awards as of December 31, 2015

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2015.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)

	Exercisable	Unexercisable
Frank Addante	—	94,558	$16.75	5/19/2025
					53,958	887,609
					62,500	1,028,125
					82,985	1,365,103
							46,801	769,876
							124,478	2,047,663
Gregory R. Raifman	572,894	212,806	$7.80	2/22/2023
	—	62,585	$16.75	5/19/2025
					75,156	1,236,316
					40,625	668,281
					31,250	514,063
					54,925	903,516
							43,291	712,137
							82,388	1,355,283
Todd Tappin	413,088	160,774	$7.80	2/22/2023
	—	59,864	$16.75	5/19/2025
					39,062	642,570
					25,000	411,250
					71,093	1,169,480
					52,537	864,234
							40,951	673,644
							78,806	1,296,359

(1)	The grant date of each stock option is ten years before the expiration date shown in the table, and all of the stock options vest (or vested) as a result of service to the company with respect to 25% of the underlying shares on or shortly following the first anniversary of the grant date and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.
(2)

The numbers in this column represent time-based restricted stock awards that were granted in March 2014 and May 2015 but had not vested as of December 31, 2015. The scheduled vesting dates for these awards are May 15 and November 15 of each year except as otherwise noted. The award to Mr. Addante with 53,958 shares remaining vests on May 15, 2016. The awards to Messrs. Addante, Raifman, and Tappin with 62,500, 40,625, and 39,062 shares, respectively, remaining unvested, vest in equal installments over the next five scheduled vesting dates, ending May 15, 2018. The awards to Messrs. Addante, Raifman, and Tappin with 82,985, 54,925, and 52,537 shares, respectively, remaining unvested, vest with respect to 31.3% of such shares on May 15, 2016, with respect to 62.5% of such shares in five equal installments over the scheduled vesting dates beginning November 15, 2016 and ending November 15, 2018, and with respect to 6.2% of such shares on May 15, 2019. The awards to Messrs. Raifman and Tappin with 75,156 and 71,093 shares, respectively, remaining unvested, vest with respect to 61.5% of such shares in equal installments over the next four scheduled vesting dates beginning on May 15, 2016 and ending November 15, 2017, with respect to 23.1% of such shares in two equal installments on the scheduled vesting dates beginning May 15, 2018 and ending November 15, 2018, and with respect to 15.4% of such shares in two equal installments on the scheduled vesting dates beginning May 15, 2019 and ending November 15, 2019. The awards to Messrs. Raifman and Tappin with 31,250 and 25,000 shares, respectively, remaining unvested, vested with respect to 50% of such shares on February 15, 2016 and will vest with respect to the remaining 50% on May 15, 2016.
(3)	In accordance with the rules of the SEC, the values represent the product of the number of shares that have not vested and $16.45, which was the closing market price of our common stock on December 31, 2015. The reported amount does not necessarily reflect the value that may be realized by the individual because the awards vest over four or five years from the date of grant contingent upon continued employment, and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.
(4)	The numbers in this column represent a total of 416,715 performance-based restricted stock awards that had not vested as of December 31, 2015, of which 131,043 shares were granted on March 14, 2014 and 285,672 shares were granted on May 19, 2015. The shares granted on March 14, 2014 (46,801 for Mr. Addante, 43,291 for Mr. Raifman, and 40,951 for Mr. Tappin) can become vested on a quarterly basis each February 15, May 15, August 15, and November 15 over a seven-year performance period ending on May 15, 2021, or at the time of a change in control of the company, as a result of achievement of superior performance of the company’s common stock compared to the NASDAQ Internet Total Return index. If the shares become vested on a May 15 or November 15, or at the time of a change in control of the company, such awards are immediately fully earned. If the shares become vested on a February 15 or August 15, such awards are fully earned on the ensuing May 15 or November 15 based on further continued service until that date. The shares granted on May 19, 2015 are Market Stock Awards, or MSAs; the number of shares issued (124,478 for Mr. Addante, 82,388 for Mr. Raifman, and 78,806 for Mr. Tappin) represent target levels, and the actual number of shares that may ultimately vest will be the product of the target number of shares and a performance factor determined as the quotient obtained by dividing the stock price on the measurement date by the stock price on the grant date. The measurement date for the MSAs is the first to occur of (i) April 15, 2018, (ii) the effective date of a change in control of the company, or (iii) the date of the executive’s involuntary termination, death, or disability. If the performance factor is less than 50%, there is no vesting. If the performance factor is 150% or more, 50% of the number of target shares will vest. If the performance factor is at least 50% but less than 150%, the number of shares vesting will equal the product of the target shares and the performance factor. For this purpose, stock price appreciation is obtained by dividing the 20-day trailing average closing price of our common stock as of the measurement date by the 20-day trailing average closing price of our common stock as of the grant date, and is adjusted for stock splits and the like. In the event that the measurement date is the date of the executive’s involuntary termination, death or disability, and that date occurs prior to April 15, 2018, the number of target shares shall be pro-rated to reflect the period of service from the grant date prior to applying the performance factor.

Rubicon Project’s Compensation Framework

The compensation committee considers, determines, reviews, and revises all components of each named executive officer’s compensation. It may not delegate that responsibility. The compensation committee also has oversight of and consults with management regarding executive and non-executive employee compensation plans and programs, including administration of our equity incentive plans. The compensation committee also periodically reviews the compensation of directors for service on the board and its committees and recommends any changes in compensation to the board. The board makes the final decisions with respect to the compensation of directors.

The compensation committee retains an independent executive compensation consultant, Semler Brossy, to provide input, analysis, and consultation about the company’s executive compensation. During 2015, Semler Brossy’s work with the compensation committee included analysis, advice, and recommendations on total compensation philosophy; peer groups and benchmarking; pay positioning (by pay component and in total); compensation program design, including program goals, components, and metrics; equity usage and allocation;

compensation trends in comparable business sectors and in the general marketplace for senior executives; regulatory factors; risk assessment under the company’s compensation programs; and the compensation of the Chief Executive Officer and the other named executive officers, including advice on the design of cash-based and equity-based compensation.

Executive officers do not propose or seek approval for, or have any decision-making authority with respect to, their own compensation. The Chief Executive Officer makes recommendations to the compensation committee on the base salary, annual incentive cash targets, and equity awards for each named executive officer other than himself, based on his assessment of each executive officer’s performance during the year and other factors, including the Chief Executive Officer’s review of compensation survey data.

Performance reviews for the Chief Executive Officer and other named executive officers consider various factors that may vary depending on the role of the individual officer, including: strategic capability — how well the executive officer identifies and develops relevant business strategies and plans; execution — how well the executive officer executes strategies and plans; and leadership capability — how well the executive officer leads and develops the organization and its people. An annual performance review of the Chief Executive Officer is managed by the compensation committee based upon various factors including Chief Executive Officer, management team, and company performance, discussion with the independent directors, and input from senior management. The compensation committee considers this review in determining the Chief Executive Officer’s base salary, annual incentive cash target, and equity awards.

We have engaged in discussions regarding our compensation philosophy with several of our large stockholders, and we intend to engage in further compensation-related discussions from time to time at such stockholders’ request.

Risk Assessment in Compensation Programs

Management assessed the company’s executive and broad-based compensation and benefits programs on an overall basis to determine whether the programs’ provisions and operations create undesired or unintentional material risk. This risk assessment process takes into account numerous compensation terms and practices that the company maintains that aid in controlling risk, including the mix of cash, equity, and near- and long-term incentive programs, the use of multi-year vesting periods for equity awards, and a variety of performance criteria for incentive compensation, the claw-back provisions that apply to our annual incentive cash plan and equity plan, and the cap on the maximum cash incentive awards that can be earned in a given year regardless of company performance and the cap on equity incentive grants that can be made in a single calendar year for our top executives for purposes of potentially qualifying as “performance-based compensation” not subject to the $1,000,000 deductibility limitation under Section 162(m) of the Internal Revenue Code. This risk assessment process also included a review of program policies and practices, program analysis to identify risk and risk controls, and determinations as to the sufficiency of risk identification and risk control, the balance of potential risk to potential reward, and the significance of the programs and their risks to company strategy. Although we reviewed all significant compensation programs, we focused on programs with variable payout, in particular assessing the ability of participants to directly affect payouts, and the controls on such situations. In addition, the compensation committee oversees management’s annual assessment of the risks associated with the company’s compensation programs.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation programs do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the company’s risk-management practices; and are supported by the compensation committee’s oversight of our executive compensation programs.

Employment Arrangements

The named executive officers serve on an at-will basis. The company has employment agreements with the named executive officers that confirm the at-will nature of their employment and provide for a base salary, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by the company. The company is also party to agreements with the named executive officers providing for the severance benefits described below under “Post-Employment Compensation and Change in Control Payments and Benefits.”

Peer Benchmarking Assessment

The compensation committee, in consultation with Semler Brossy, undertook a process to benchmark executive compensation against relevant market levels. The compensation committee assembled and reviewed two different peer groups, each consisting of over 50 companies—one group of companies deemed comparable based upon our revenue calculated in accordance with generally accepted accounting principles, and the other deemed comparable based upon our managed revenue. The first peer group consisted of smaller companies than the second peer group. Both groups included companies in the software and Internet services industries. The smaller peer group had a median revenue of roughly $340 million, while the larger peer group had a median revenue of roughly $615 million. Two peer groups were used because the compensation committee determined that, due to our net revenue recognition policy, our revenue calculated in accordance with generally accepted accounting principles was not necessarily reflective of our size and complexity. The compensation committee also felt it was appropriate to understand the practices and pay levels of both comparably sized companies and larger companies given our growth trajectory. Our revenue growth trajectory over the previous two years was well above the top quartile for both peer groups. For reference purposes, our 2014 and 2015 revenues reported under generally accepted accounting principles were $125.3 million and $248.5 million, respectively, and our managed revenues were $667.8 million and $1.0 billion, respectively.

When reviewed together, the two peer groups provided a detailed and comprehensive view of the range of pay practices and levels across comparable companies and potential talent competitors. In establishing the base salaries and incentive compensation for our named executive officers, the compensation committee analyzed a full range of competitive data (i.e., bottom, mid, and top quartile data) from both peer groups and considered each named executive officer’s performance, criticality, and expected future contributions to our company.

One-Time Initial Public Offering Related Increases to Compensation

In 2014, we implemented base salary and incentive compensation increases for our named executive officers, effective immediately following our initial public offering, to compensate the named executive officers for the additional effort to be undertaken by them in managing our business and affairs as a public company. Pay increases in 2014 also reflected the significant growth trajectory and resulting expanded scope of responsibility and complexity of our executive roles. For example, from 2013 to 2015, GAAP revenue almost tripled. The compensation decisions in 2014 and 2015 were also intended to recognize and anticipate this rapid growth and the implications and demands it creates. The 2014 compensation increases and equity award levels of our named executive officers were relatively large in comparison to 2015 and expected 2016 levels for that reason. In addition, specifically with respect to Mr. Addante, the compensation committee also considered the fact that he had not received any stock or option awards since founding the company in 2007 and that his total compensation package was below that of other chief executive officers at comparable companies of our size. As a result, the majority of Mr. Addante’s time-based restricted stock award granted in 2014 vested on the first scheduled vesting date in 2015 to approximate what would have been vested at that time from previous awards if the board of directors had made previous awards to Mr. Addante.

The calculated total values for the Stock Awards granted to the named executive officers in 2015 as set forth in the Summary Compensation Table are much lower than the comparable numbers for 2014. In 2014, prior to the time that our common stock became publicly traded, the compensation committee approved grants of equity awards to our named executive officers that were intended to address below-market compensation and to reward them for their dedicated work in connection with our initial public offering, while also providing a future benefit to the company by requiring the performance of substantial future services, and in the case of the 2014 performance-based awards, positive achievements in total stockholder return. For 2015, the compensation committee, after undergoing the peer group benchmarking analysis described above, concluded that these issues had been addressed, and therefore the calculated value for the 2015 Stock Awards for Mr. Addante is 35% of the 2014 value, for Mr. Raifman it is 39.7% of the 2014 value, and for Mr. Tappin it is 42.3% of the 2014 value. At the end of 2015 and into early 2016, the committee again reviewed competitive equity compensation levels for the named executive officers. The committee decided to hold target grant date values constant with 2015 levels.

Base Salaries

Base salaries for our named executive officers are designed to be competitive when compared with prevailing market rates and are based on a variety of factors, including level of responsibility, performance, and the recommendations of the Chief Executive Officer for named executive officers other than the Chief Executive Officer. Base salaries are reviewed annually or at the time of promotion or other changes in responsibilities. In determining whether to award base salary increases, the compensation committee considers the company’s overall business outlook, the company’s budget, the executive’s individual performance, historical compensation, market compensation levels for comparable positions, internal pay equity, and other factors, including any retention concerns.

The annualized post-IPO 2014 base salaries for Messrs. Addante, Raifman and Tappin after giving effect to that salary increase were $425,000, $438,000 and $420,000, respectively. In setting 2015 base salaries, the compensation committee used the data from the peer benchmarking studies described above. Although the compensation committee did not set base salaries for our named executive officers at any specific level against the two peer groups, the new annual base salaries set for 2015 for Messrs. Addante, Raifman and Tappin were $515,000, $455,000 and $445,000, representing a 21%, 4% and 6% increase over their annualized 2014 base salaries, respectively. Based on this same analysis by Semler Brossy in late 2015, there was no increase in base salary from 2015 to 2016 as the compensation committee determined that base salary levels remained at appropriate levels compared to the peer groups.

Incentive Compensation

Annual Incentive. During 2014 and 2015, our named executive officers were eligible to receive cash incentive payments determined based upon the achievement of pre-established performance goals. Annual incentive compensation is an “at risk” performance-based cash award that is designed to motivate our named executive officers to achieve pre-established corporate financial objectives. For 2015, the target award opportunities were $515,000 for Mr. Addante, $455,000 for Mr. Raifman, and $445,000 for Mr. Tappin. The change in annual incentive targets from 2014 to 2015 was based on the same peer group benchmarking described above. For 2015, the performance measures and their weightings were 50% revenue and 50% adjusted EBITDA. The adjusted EBITDA target for 2014 was reduced from the 2013 targets because of a strategic decision by our board of directors to increase investment in growth in 2014, which resulted in increased levels of expense in 2014 over 2013. The performance goals are adjusted upwards based on the pro-forma forecasts for any acquired company. The compensation committee decided to base the annual cash incentives for our named executive officers entirely on the achievement of objective company-wide financial goals, and therefore for 2015 eliminated the “strategic goals” component that had been in place for Messrs. Raifman’s and Tappin’s goals for 2014. Bonuses of up to 200% of target were attainable with specified levels of outperformance. Performance was measured at the end of each quarter and at fiscal year-end, with up to 25% of target payable as an advance based upon performance for each of our first three fiscal quarters and a final calculation and true-up based upon full-year performance. Actual bonuses for the 2015 fiscal year were $808,158, $714,004 and $698,312 for each of Messrs. Addante, Raifman and Tappin, respectively. Actual revenue performance for the year was

$248.5 million, reflecting a 98% year-over-year increase. Actual adjusted EBITDA performance was $59.5 million for the year, reflecting a 211% year-over-year increase. As a result of the combined outperformance in both revenue and adjusted EBITDA, the payouts were 157% of target.

Based on a similar peer group benchmarking analysis by Semler Brossy in late 2015, there was no increase in target award opportunities from 2015 to 2016. In addition, the compensation committee determined that revenue and adjusted EBITDA remained appropriate measures for 2016. As a result, performance for 2016 is measured based on the achievement of net revenue and adjusted EBITDA goals that the compensation committee believes are challenging yet achievable.

Equity Incentive. We grant equity-based compensation to our named executive officers in order to attract, retain and reward our executives and strengthen the mutuality of interests between our named executive officers and stockholders. The compensation committee annually determines the form and amount of equity-based incentives granted to executives. In making its determinations, the compensation committee considers factors such as peer group market data, recommendations from Semler Brossy, the executive’s and the company’s performance in the last year and the results achieved by the executive, the executive’s base salary, target annual incentive opportunity and prior grants of equity awards, and the compensation committee’s view regarding the future potential of long-term contributions of the executive. Recommendations of the Chief Executive Officer are also taken into consideration for our named executive officers other than the Chief Executive Officer. We maintain a 2014 Equity Incentive Plan pursuant to which we may make grants of stock options, stock appreciation rights, restricted stock and/or restricted stock units, performance cash or other stock awards to eligible participants, including our named executive officer, in the determination of our board of directors, compensation committee or other authorized person based upon an assessment of their performance.

In May 2015, each of our named executive officers received grants of stock options, time-based restricted stock, and performance-based restricted stock in the form of MSAs. The aggregate target value determined as described above for each named executed officer was allocated 20% to stock options, 40% to time-based restricted stock, and 40% to MSAs. The compensation committee wanted to make sure that the equity incentive awards made to our named executive officers provided a strong incentive to deliver sustained appreciation in our stock price over a period of years, and therefore tied 60% of the total value of the 2015 equity incentive awards to future stock price appreciation. If our stock price were not to increase, the stock options will not deliver any economic value to our named executive officers. The number of MSAs that may ultimately vest will be the product of the number of shares issued and a performance factor determined as the quotient obtained by dividing the stock price on the measurement date by the stock price on the grant date. The measurement date for the MSAs is the first to occur of (i) April 15, 2018, (ii) the effective date of a change in control of the company, or (iii) the date of the executive’s involuntary termination, death, or disability. If the performance factor is less than 50%, there is no vesting. If the performance factor is 150% or more, 50% of the number of target shares will vest. If the performance factor is at least 50% but less than 150%, the number of shares vesting will equal the product of the target shares and the performance factor. Therefore, the number of MSAs, as well as the value per MSA, will decline if the stock price declines. The value of the remaining portion of the 2015 equity awards, the time-based restricted stock vesting over four years, will increase in value proportionally with any future increase in our stock price.

A target value for equity awards measured in dollars was established for each named executive officer and the target value was converted to a number of options or share awards based upon the fair value of the award as determined for financial accounting purposes. All stock options were granted with a per share exercise price equal to the closing price of a share of our common stock on the grant date.

See the table titled “Outstanding Equity Awards as of December 31, 2015” for more information with respect to these grants.

Recoupment Policy. We will require reimbursement of any cash incentive payments or the vesting or issuance of shares of common stock to an executive officer if our board of directors determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. This policy is described in our 2014 Equity Incentive Plan, our 2014 Inducement Grant Equity Incentive Plan, and our cash incentive plans. In addition, even absent a financial restatement, the board or the compensation committee may require reimbursement of cash incentive payments or the vesting or issuance of shares of commons stock from any person who has engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom such person had direct supervisory responsibility. The board and the compensation committee have the flexibility to direct the company to publicly disclose any recoupment made pursuant to the policy.

Policy against Repricing and Cash Buyouts

Our 2014 Equity Incentive Plan and 2014 Inducement Grant Equity Incentive Plan prohibit the board from decreasing the exercise price of or otherwise repricing awards of stock options and stock appreciation rights unless such action is first approved by the company’s stockholders. In addition, the plans prohibit the company from redeeming or repurchasing stock options or stock appreciation rights unless such redemptions or repurchases are approved by the company’s stockholders.

Executive Officer Equity Retention Guidelines

Under equity retention guidelines implemented by the board in April 2016, the Chief Executive Officer and each of the other named executive officers are required to accumulate within five years from the later of the date the guidelines were implemented and the date he or she became a named executive officer, and thereafter to retain for the duration of employment, a minimum level of company equity. The minimum level of equity for the Chief Executive Officer is equal to five times his base salary and the minimum level of equity for the other named executive officers is equal to three times his or her base salary. Equity that counts toward the ownership requirement includes: (1) shares owned outright by the named executive officer or beneficially owned by the named executive officer by virtue of being held by a member of the named executive officer’s immediate family residing in the same household or in a trust for the benefit of the named executive officer or his or her immediate family members residing in the same household; (2) shares held in qualified plans or IRAs; (3) vested shares (or vested restricted stock units) deemed to be held in non-qualified plans; (4) the in-the-money portion of vested stock options; and (5) unvested time-based restricted shares (or restricted stock units). Until the minimum level of company equity is achieved, a named executive officer is prohibited from selling or otherwise transferring beneficial ownership of more than one-half of: (a) the vested after-tax shares of our common stock obtained as a result of the vesting of any restricted stock or restricted stock unit award made after implementation of the equity retention guidelines; or (b) the shares of our common stock subject to the vested portion of any stock option award made after implementation of the equity retention guidelines, net of any shares surrendered or sold to cover exercise price and/or income tax resulting from the exercise.

Post-Employment Compensation and Change in Control Payments and Benefits

We are a party to agreements with Messrs. Addante, Raifman, and Tappin providing that the executives are “at-will” employees. These agreements provide that if the company terminates the employment of any of these executives without “cause” or if any of these executives resigns for “good reason” (as such terms are defined in the severance agreements) and prior to and not in connection with the consummation of a “sale transaction” (as such term is defined in the severance agreements), each such executive will be entitled to receive compensation equal to 12 months of his respective then-current base salary, payable in equal installments over 12 months, a pro-rata bonus for the year of termination based upon the portion of the year worked and net of bonus amounts previously paid for the year, reimbursement of group health plan premiums for up to six months for each of such executive and his respective dependents, and supplemental vesting based on the principle that the executive shall receive credit for an additional 12 months of service and, with respect to the 2014 grant of performance-based restricted stock, the award will remain outstanding for an additional 12 months to determine whether any applicable performance goal is achieved during that period. The severance payments are conditioned upon these executives entering into a release of claims with us. With respect to the 2015 grant of Market Stock Awards, upon a termination without cause or a resignation for good reason that occurs prior to and not in connection with a sale transaction, or upon the executive’s death or disability, the measurement of stock price appreciation will occur as of such termination date and a pro-rata number of shares will vest based on the number of days employed during the performance period. If the executive voluntarily terminates employment without “good reason”, the executive will be entitled to a pro-rata number of shares based on the number of days employed during the performance period that will vest based on actual performance measured at the end of the full performance period.

If the company terminates the employment of any of these executives without cause or any of them resigns for good reason in connection with or following a change in control of the company, each such executive will be entitled to receive compensation equal to 12 months of his then-current base salary plus the amount of his target bonus, payable in equal installments over twelve months, a pro-rata bonus for the year of termination based upon the portion of the year worked and net of bonus amounts previously paid for the year, reimbursement of group health plan premiums for up to 12 months and accelerated vesting of all of his service-based equity awards. With respect to the 2014 grant of performance-based restricted stock, the performance period will terminate on the date immediately preceding the change in control and the Company will determine to what extent the performance-based restricted stock shall vest and become fully earned based on performance through such date. Any shares of performance-based restricted stock granted in 2014 that are not vested and earned as of the date of the change in control will remain outstanding until the earlier of (i) the termination of the named executive officer’s employment for any reason; or (ii) May 15, 2021. If the named executive officer’s employment is terminated prior to May 15, 2021 by the company without cause or due to a resignation for good reason, the remaining outstanding shares will vest and become fully earned upon the date of such termination, regardless of performance. If the named executive officer’s termination occurs prior to May 15, 2021 and is for any other reason than as described in the preceding sentence, or on May 15, 2021, the remaining shares will be forfeited. The severance payments are conditioned upon these executives entering into a release of claims with us. With respect to the 2015 grant of Market Stock Awards, the measurement of stock price appreciation will occur as of the effective date of the sale transaction based on the effective value per share of our common stock in such transaction and a number of shares will vest subject to compensation committee certification.

Other Employee Benefits and Perquisites

We have generally not offered extensive benefits or other compensation programs to our named executive officers, apart from employee benefits made available generally to our employees. However, as noted in the Summary Compensation Table above, we did provide relocation benefits to Mr. Raifman in the form of rental of a corporate apartment in 2013 and 2014 in connection with his relocation to Los Angeles.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-average Exercise Price of Outstanding Options and Rights(4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans Approved by Stockholders(1)	8,480,454		$9.92	1,270,365	(5)
Equity Compensation Plans Not Approved by Stockholders(2)	368,881		$6.44	865,950	(6)

Total	8,849,335	(3)	$9.76	2,136,315

(1)	Consists of our 2007 Stock Incentive Plan, 2014 Equity Incentive Plan, and 2014 Employee Stock Purchase Plan.
(2)	Consists of our 2014 Inducement Grant Equity Incentive Plan, the iSocket, Inc. 2009 Equity Incentive Plan, and the Chango Inc. 2009 Stock Option Plan, each described below.
(3)	Represents 6,202,539 shares to be issued upon exercise of outstanding options and 2,646,796 shares subject to outstanding non-vested restricted stock units. Does not include 1,479,214 unvested restricted stock awards, which are included in outstanding shares.
(4)	Represents the weighted-average exercise price of outstanding options. Shares subject to outstanding non-vested restricted stock units become issuable upon vesting without any exercise price or other cash consideration required.
(5)	Consists of 542,800 shares that were available for future issuance under the 2014 Equity Incentive Plan and 727,565 shares that were available for future issuance under the 2014 Employee Stock Purchase Plan as of December 31, 2015. On January 1, 2016, an additional 2,330,002 shares became available for future issuance under the 2014 Equity Incentive Plan pursuant to the plan’s evergreen provisions. No future awards will be made under our 2007 Stock Incentive Plan.
(6)	Shares available for future issuance under the 2014 Inducement Grant Equity Incentive Plan as of December 31, 2015.

Our 2014 Inducement Grant Equity Incentive Plan was adopted by our board in November 2014 for use in making employment inducement awards pursuant to New York Stock Exchange Rule 303A.08. A total of 1,000,000 shares of our common stock was reserved for granting stock options, restricted stock, restricted stock units, stock appreciation rights, performance stock awards, and other awards under our 2014 Inducement Grant Equity Incentive Plan. Our board may increase the number of shares reserved for granting awards under this plan in its discretion, from time to time. Our board and its compensation committee have discretion to determine the terms of awards granted under our 2014 Inducement Grant Equity Incentive Plan, including vesting, forfeiture and acceleration. The exercise price for stock options granted under our 2014 Inducement Grant Equity Incentive Plan will not be less than the fair market value of our common stock on the date of grant. Restricted stock units may be granted in exchange for any form of legal consideration acceptable to our board and restricted stock may be granted in exchange for the payment of a purchase price, past or future services to our company or any other form of legal consideration. In connection with our acquisition of iSocket, Inc. in November 2014, we issued 132,000 stock options under our 2014 Inducement Grant Equity Incentive Plan; these options have an exercise price of $14.62 per share and a ten-year term, and vest over approximately four years, with 25% of the total shares granted vesting on the first anniversary of the date of the acquisition of iSocket, Inc. and the balance vesting in 36 equal monthly installments thereafter. In connection with the acquisition of iSocket, we also issued

126,050 restricted stock unit awards under the 2014 Inducement Grant Equity Incentive Plan; these awards vest over approximately 54 months, with approximately 35.4% of the units vesting approximately 18 months following the date of such acquisition, and approximately 12.5% of the units vesting each six months thereafter, with the final 2.1% vesting on May 15, 2019. As of December 31, 2015, 865,950 shares of our common stock remained available for issuance under our 2014 Inducement Grant Equity Incentive Plan.

We assumed the iSocket, Inc. 2009 Equity Incentive Plan in connection with our acquisition of iSocket, Inc. in November 2014. In connection with the acquisition, and giving effect to the exchange ratio used to determine the number of shares we issued to pay the purchase price in the acquisition, we assumed a total of 318,685 outstanding stock options previously granted under the iSocket, Inc. 2009 Equity Incentive Plan, with a weighted-average exercise price per share of $4.31, remaining terms ranging to September 2024 and remaining vesting periods ranging to September 2018. In addition, 95,080 shares of common stock remaining available under the iSocket 2009 Equity Incentive Plan were added to the pool of available shares under our 2014 Equity Incentive Plan, and can be used for awards during the period when they would have been available for grant under the iSocket, Inc. 2009 Equity Incentive Plan to persons who were not employed by the company or its affiliates immediately before the iSocket acquisition, and otherwise in accordance with the New York Stock Exchange Rule 303A.08. No further awards will be made under the 2009 iSocket Equity Incentive Plan.

We assumed the Chango 2009 Stock Option Plan in connection with our acquisition of Chango in April 2015. In connection with the acquisition, and giving effect to the exchange ratio used to determine the number of shares we issued to pay the purchase price in the acquisition, we assumed a total of 428,798 outstanding stock options previously granted under the Chango 2009 Stock Option Plan, with a weighted-average exercise price per share of $4.43, remaining terms ranging to March 2020 and remaining vesting periods ranging to March 2019. In addition, 247,686 shares of common stock remaining available under the Chango 2009 Stock Option Plan were added to the pool of available shares under our 2014 Equity Incentive Plan, and can be used for awards during the period when they would have been available for grant under the Chango 2009 Stock Option Plan to persons who were not employed by the company or its affiliates immediately before the Chango acquisition, and otherwise in accordance with the New York Stock Exchange Rule 303A.08. No further awards will be made under the Chango 2009 Stock Option Plan.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our equity interests as of March 28, 2016 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding equity interests;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership of our common stock is based on 48,029,240 shares of our common stock outstanding as of March 28, 2016.

Name and Address of Beneficial Owner(1)	Shares of Common Stock(2)	Percent
5% Stockholders
News Corporation(3)	4,746,349	9.9%
40 North Management LLC(4)	4,416,000	9.2%
Clearstone Venture Partners(5)	3,584,732	7.5%
Bank of Montreal(6)	3,037,947	6.3%
PRIMECAP Management Company(7)	2,396,900	5.0%
Executive Officers, Directors and Director Designees
Frank Addante(8)	1,956,556	4.1%
Gregory R. Raifman(9)	1,003,584	2.1%
Todd Tappin(10)	788,579	1.6%
Sumant Mandal(11)	3,647,504	7.6%
Robert F. Spillane(12)	70,592	*
Robert J. Frankenberg(12)	70,592	*
Lisa L. Troe(12)	70,592	*
Lewis W. Coleman(13)	19,841	*
All Current Executive Officers and Directors as a Group (10 persons)(14)	8,109,044	16.5%

*	Indicates ownership of less than one percent.
(1)	Except as noted, the address of the named beneficial owner is c/o The Rubicon Project, Inc., 12181 Bluff Creek Drive, Suite 400, Los Angeles, CA 90094.
(2)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes shares (i) as to which the individual or entity has sole or shared voting power or investment power, and (ii) the individual owns or has the right to acquire beneficial ownership of within 60 days of March 28, 2016. Shares not owned but which the individual has the right to acquire beneficial ownership within 60 days of March 28, 2016 are included in the numerator and denominator for that specific individual in calculating that individual’s beneficial ownership percentage, but not deemed outstanding in the aggregate for computing the ownership percentage for others.
(3)	Beneficial ownership information is based solely upon a Schedule 13G filed with the SEC on February 13, 2015. The address for this entity is 1211 Avenue of the Americas, New York, NY 10036.
(4)	Beneficial ownership information is based solely upon a Schedule 13G/A filed with the SEC on February 11, 2016. 40 North Management LLC may be deemed to have sole power to vote and sole power to dispose of all shares and each of 40 North GP III LLC, 40 North Latitude Fund LP, 40 North Latitude Master Fund Ltd., David S. Winter and David J. Millstone may be deemed to have shared power to vote and shared power to dispose of all shares. The address for these entities and persons is 9 West 57th Street, 30th Floor, New York, NY 10019.
(5)	Beneficial ownership information is based solely upon a Form 4 filed with the SEC on March 15, 2016. Consists of (i) 3,510,692 shares of our common stock held by Clearstone Venture Partners III-A, LP, (ii) 62,757 shares of our common stock held by Clearstone Venture Partners III-B, and (iii) 11,283 shares of our common stock held by Clearstone Venture Management III, LLC. Clearstone Venture Management III, LLC is the general partner and managing member of both Clearstone Venture Partners III-A, LP and Clearstone Venture Partners III-B. Sumant Mandal is a managing member of Clearstone Venture Management III, LLC. The address for these entities is 725 Arizona Avenue, Suite 304, Santa Monica, CA 90401.
(6)

Beneficial ownership information is based solely upon a Schedule 13G filed with the SEC on February 16, 2016. Consists of (i) 30,288 shares held by BMO Harris Bank, N.A., with an address of 111 West Monroe

Street, Floor 6E, Chicago, IL 60603 (ii) 3,007,375 shares held by BMO Asset Management Corp., with an address of 115 South La Salle Street, Floor 11 West, Chicago, IL 60603 and (iii) 284 shares held by CTC myCFO, LLC, with an address of 2200 Geng Road, Suite 100, Palo Alto, CA 94303. Shares are held by the foregoing subsidiaries of Bank of Montreal as fiduciaries of certain employee benefit plans, trust and/or customer accounts. The address for Bank of Montreal is 1 First Canadian Place, Toronto, Ontario, Canada M5X 1A1.
(7)	Beneficial ownership information is based solely upon a Schedule 13G/A filed with the SEC on February 12, 2016. The address for this entity is 225 South Lake Avenue #400, Pasadena, CA 91101.
(8)	Includes 29,549 shares issuable pursuant to outstanding stock options exercisable by Mr. Addante within 60 days of March 28, 2016, of which 25,609 were fully vested as of such date. Mr. Addante’s beneficial ownership also includes 276,665 shares of unvested time-based restricted stock that will vest in various installments over a period of continued service ending on May 15, 2020; 124,478 shares of MSAs with a performance period ending on the earliest of (i) April 15, 2018, (ii) the effective date of a change in control of the company, or (iii) the date of the executive’s involuntary termination, death, or disability; and 115,833 shares of MSAs with a performance period ending on the earliest of (i) February 1, 2019, (ii) the effective date of a change in control of the company, or (iii) the date of the executive’s involuntary termination, death, or disability. For a description of the vesting provisions of the MSAs, see footnote 4 to the table titled “Outstanding Equity Awards as of December 31, 2015.” In addition, includes 46,801 shares of performance-based restricted stock that can become vested on a quarterly basis each February 15, May 15, August 15, and November 15 over a performance period ending on May 15, 2021, or at the time of a change in control of the company, as a result of achievement of superior performance of our common stock compared to the NASDAQ Internet Total Return index; to the extent vested on a May 15 or November 15, or at the time of a change in control of the company, such awards are immediately fully earned, and to the extent vested on a February 15 or August 15, such awards are fully earned on the ensuing May 15 or November 15 based on further continued service until that date. Excludes options to purchase 153,915 shares of common stock that are unvested and unexercisable within 60 days of March 28, 2016.
(9)	Includes 457,927 shares issuable pursuant to outstanding stock options exercisable by Mr. Raifman within 60 days of March 28, 2016, of which 438,951 were fully vested as of such date. Mr. Raifman’s beneficial ownership also includes 237,442 shares of time-based restricted stock that will vest in various installments over a period of continued service ending on May 15, 2020; 82,388 shares of MSAs with a performance period ending on the earliest of (i) April 15, 2018, (ii) the effective date of a change in control of the company, or (iii) the date of the executive’s involuntary termination, death, or disability; and 76,667 shares of MSAs with a performance period ending on the earliest of (i) February 1, 2019, (ii) the effective date of a change in control of the company, or (iii) the date of the executive’s involuntary termination, death, or disability. For a description of the vesting provisions of the MSAs, see footnote 4 to the table titled “Outstanding Equity Awards as of December 31, 2015.” In addition, includes 43,291 shares of performance-based restricted stock that can become vested on a quarterly basis each February 15, May 15, August 15, and November 15 over a performance period ending on May 15, 2021, or at the time of a change in control of the company, as a result of achievement of superior performance of our common stock compared to the NASDAQ Internet Total Return index; to the extent vested on a May 15 or November 15, or at the time of a change in control of the company, such awards are immediately fully earned, and to the extent vested on a February 15 or August 15, such awards are fully earned on the ensuing May 15 or November 15 based on further continued service until that date. Excludes options to purchase 249,202 shares of common stock that are unvested and unexercisable within 60 days of March 28, 2016.
(10)

Includes 281,267 shares issuable pursuant to outstanding stock options exercisable by Mr. Tappin within 60 days of March 28, 2016, of which 266,405 were fully vested as of such date. Mr. Tappin’s beneficial ownership also includes 224,081 shares of time-based restricted stock that will vest in various installments over a period of continued service ending on May 15, 2020; 78,806 shares of MSAs with a performance period ending on the earliest of (i) April 15, 2018, (ii) the effective date of a change in control of the company, or (iii) the date of the executive’s involuntary termination, death, or disability; and 73,333 shares of MSAs with a performance period ending on the earliest of (i) February 1, 2019, (ii) the effective date of a change in control of the company, or (iii) the date of the executive’s involuntary termination, death, or disability. For a description of the vesting provisions of the MSAs, see footnote 4 to the table titled “Outstanding Equity Awards as of December 31, 2015.” In addition, includes 40,951 shares of performance-based restricted stock that can become vested on a quarterly basis each February 15, May 15, August 15, and November 15 over a performance period ending on May 15, 2021, or at the time of a change in control of the company, as a result of achievement of superior performance of our common stock compared to the NASDAQ Internet Total Return index; to the extent vested on a May 15 or November 15, or at the time of a change in control of the company, such awards are immediately fully earned, and to the extent vested on a February 15 or August 15, such awards are fully earned on the ensuing May 15 or November 15 based on further continued service until that date. Excludes options to purchase 208,745 shares of common stock that are unvested and unexercisable within 60 days of March 28, 2016.
(11)	Consists of (i) 3,463 shares of our common stock owned directly; (ii) 14,886 shares underlying restricted stock units, of which 10,000 will vest, subject to continued board service, half on April 1, 2016 and half on April 1, 2017 or, if earlier, upon a change of control of the company; and 4,886 will vest, subject to continued board service, on May 13, 2016; (iii) 22,936 shares underlying stock options with an exercise price of $15.00 per share, which vested with respect to 9,728 shares on April 1, 2015 and with respect to 13,208 shares on May 13, 2015; (iv) 9,728 shares underlying stock options with an exercise price of $15.00 per share, which vest on April 1, 2016; (v) 11,759 shares underlying stock options with an exercise price of $17.91 per share, which vest on May 13, 2016; and (vi) shares held by the Clearstone entities as disclosed in footnote 5 above. Mr. Mandal is a managing member of Clearstone Venture Management III, LLC and, as such, may be deemed to share voting and investment power with respect to all shares held by the Clearstone entities. Excludes options to purchase 9,728 shares of common stock that are unvested and unexercisable within 60 days of March 28, 2016.
(12)	Consists of (i) 26,169 shares underlying restricted stock units, of which 11,283 are vested; 10,000 will vest, subject to continued board service, half on April 1, 2016 and half on April 1, 2017, or, if earlier, upon a change of control of the company; and 4,886 will vest, subject to continued board service, on May 13, 2016; (ii) 22,936 shares underlying stock options with an exercise price of $15.00 per share, vested with respect to 9,728 shares on April 1, 2015 and with respect to 13,208 shares on May 13, 2015, respectively; (iii) 9,728 shares underlying stock options with an exercise price of $15.00 per share, which vest on April 1, 2016; and (iv) 11,759 shares underlying stock options with an exercise price of $17.91 per share, which vest on May 13, 2016. Excludes options to purchase 9,728 shares of common stock that are unvested and unexercisable within 60 days of March 28, 2016.
(13)	Mr. Coleman was appointed to our board of directors on December 7, 2015. Consists of (i) 15,386 shares underlying restricted stock units, of which 2,135 will vest on the date of the Annual Meeting and 13,251 will vest in equal installments over three years from the vesting commencement date of December 7, 2015; and (ii) 4,455 shares underlying stock options with an exercise price of $16.98 per share, which vest on the date of the Annual Meeting. Excludes options to purchase 28,829 shares of common stock that are unvested and unexerciseable within 60 days of March 28, 2016.
(14)	Includes options to purchase 1,207,388 shares of our common stock exercisable within 60 days of March 28, 2016, of which 1,063,423 are fully vested as of such date, 1,634,551 shares of restricted stock, and 74,930 shares of restricted stock units. Excludes options to purchase 786,905 shares of common stock that are unvested and unexercisable within 60 days of March 28, 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since January 1, 2015 to which the company has been a participant, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their family members, had or will have a direct or indirect material interest. Compensation arrangements with our directors and officers are described under “Director Compensation” and “Executive Compensation.”

Transactions with News Corporation and its Affiliates

News Corporation owns approximately 10% of our capital stock, and we have had and continue to have various commercial relationships with News Corporation or its affiliates.

News Corporation or some of its affiliates have offered advertising inventory on our platform for a number of years. Dow Jones & Company, Inc., a subsidiary of News Corporation, entered into a seller agreement with us in August 2012. The agreement was amended in August 2013 to create an umbrella agreement under which we provide to News Corporation a private marketplace and provide advertisers access to News Corporation’s global audience at scale. Under the agreement, News Corporation markets the availability of our solution to its affiliates, and those affiliates can join the agreement and receive the benefit of its terms. The agreement reflects commercial terms negotiated on an arm’s length basis. We recognized aggregate revenue of approximately $3.3 million in 2015 attributable to inventory sold through our solution by entities that we believe are affiliates of News Corporation.

In January 2013, we entered into a sublease for our headquarters in Los Angeles, California with Fox Interactive Media, Inc., an entity affiliated with News Corporation. During the year ended December 31, 2015, we paid $1.5 million to Fox Interactive Media, Inc. as rent payments under the lease. The sublease term began during June 2013 and terminates in April 2021.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors, executive officers and certain other officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Procedures for Approval of Related Person Transactions

We have adopted a formal written policy providing that related person transactions may be consummated or continued only if approved or ratified by the audit committee. The policy defines “related person transactions” as transactions in which we are or will be a participant, the aggregate amount involved since the beginning of the company’s last fiscal year exceeds or may be expected to exceed $100,000, and a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is a person who is or was since the beginning of our last fiscal year a director, nominee for director, or executive officer; a greater than 5% beneficial owner of our common stock; or an immediate family member of any such person. The policy provides that our legal department will review each proposed related person transaction and prepare a detailed description for the audit committee, which will review the proposed transaction and consider such factors, as it deems appropriate, including at least the following factors:

●	the terms of the transaction as compared to terms available for a similar transaction with a non-related party;

●	the extent of the related person’s interest in the transaction;

●	the disclosure requirements associated with the transaction;

●	the effect of the transaction upon the independence of any director involved;

●	the effect of the transaction upon the ability of the related person to fulfill his or her duties to the company; and

●	the appearance of the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission concerning their ownership of, and transactions in, our common stock.

To our knowledge, based solely on our review of the copies of such reports furnished to us and on the representations of the reporting persons, all of these reports were timely filed for the fiscal year ended December 31, 2015.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Exchange Act Rule 14a-8(e), proposals of stockholders being submitted for inclusion in our proxy materials for our 2017 annual meeting of stockholders must be received by us at our corporate headquarters at 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094, directed to the attention of our Corporate Secretary, not later than December 14, 2016 to be considered for inclusion in the proxy statement for that meeting.

Under our bylaws, director nominations and other proposals at our 2017 annual meeting of stockholders that are not intended or eligible for inclusion in the proxy statement for that meeting may, nonetheless, be considered for presentation at the meeting if the nomination or proposal is delivered to or mailed and received by us at our corporate headquarters at 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094 not earlier than the close of business on January 26, 2017 and not later than the close of business on February 25, 2017. However, if the date of the 2017 annual meeting is more than 30 days before the first anniversary of the Annual Meeting or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which we first make public announcement of the date of the annual meeting. A copy of our bylaws may be obtained from our Corporate Secretary.

The chairman of the meeting may refuse to acknowledge or introduce any matter brought by a stockholder at a meeting if notice of the matter is not received within the applicable deadlines or does not comply with our bylaws. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the meeting.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge upon written request addressed to our Corporate Secretary at our corporate headquarters at 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094. A copy of our Annual Report on Form 10-K may also be obtained via the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials or in the “Financials and Filings” section of our Investor Relations website at http://investor.rubiconproject.com.

By Order of the Board of Directors,

Brian W. Copple

Secretary

April 13, 2016

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTIONS AND MAILING IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

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PROJECT
Proxy for Annual Meeting of Stockholders on May 26, 2016 Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Brian W. Copple, David L. Day and Jonathan Feldman as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of The Rubicon Project, Inc. held of record by the undersigned at the close of business on March 28, 2016 at the Annual Meeting of Stockholders to be held on Thursday, May 26, 2016 at 12:00 p.m., Pacific Time, at 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094, and at any postponement or adjournment thereof.
(Continued and to be signed on the reverse side.)
1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF
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PROJECT
May 26, 2016 PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.access.
COMPANY NUMBER
ACCOUNT NUMBER
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18899/
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
00003330000000000000 8 052616
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]
1. Election of Directors:
Sumant Mandal
FOR
AGAINST
ABSTAIN
Robert F. Spillane
2. To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the current fiscal year.
3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” the election of directors and “FOR” Proposal 2.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder
Date:
Signature of Stockholder
Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.